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                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of Berkshire Hathaway Inc. on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933 relating to its registration Statement on Form S-3 (No. 33-30570), of our report dated February 16, 1996, on our audits of the consolidated financial statements of GEICO Corporation and subsidiaries as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is incorporated by reference into the Current Report on Form 8-K of Berkshire Hathaway Inc. filed March 27, 1996, and to the reference to us under the heading "Experts" in the Prospectus which is incorporated into this Registration Statement.




   Coopers & Lybrand L.L.P.
   Washington, D.C.
   November 26, 1996